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                                                                      EXHIBIT 99


                                [MONEYGRAM LETTERHEAD


NEWS. . . . . . . . .


Contact:  Warren Bechtel
          (201) 291-3672


                           MONEYGRAM COMPLETES ACQUISITION

                          OF MID-AMERICA MONEY ORDER COMPANY


     Saddle Brook, NJ, January 9, 1998 - MoneyGram Payment Systems, Inc. (NYSE:MNE) announced today that it has acquired all of the capital stock of Mid-America Money Order Company from Mid-America Bancorp for approximately $15 million cash pursuant to a purchase agreement reached last August.

     James F. Calvano, Chairman and Chief Executive Officer of MoneyGram, said:
"This acquisition will enable MoneyGram Payment Systems to broaden its response to the financial needs of its customers, providing money transfer users rapid and convenient access to another of their primary payment vehicles. It also provides our money transfer agents with another high-demand MoneyGram-branded product to sell. A ' MoneyGram Money Order' is a logical extension of our portfolio of financial service products".

     Mid-America Money Order, which is based in Louisville, Kentucky and has been

                                        (more)

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in business for eight years, is engaged in the issuance and sale of retail money orders and similar consumer payment instruments through a nationwide agent network. It is licensed in all jurisdictions where licensing is required.

     MoneyGram Payment Systems, Inc. is a leading non-bank provider of consumer money transfer and other financial services. Through the MoneyGram-SM- network of more than 22,000 convenient agent locations, customers can wire cash in minutes to more than 100 countries throughout the world. MoneyGram Express Payment-SM- service enables credit card issuers, mortgage servicers, finance companies, collections companies and others to collect good-funds payments from delinquent debtors within hours. The company was organized in January 1996 and completed the initial public offering of its common shares on December 11, 1996.


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1/9/98